Exhibit 99.1

Technovative Group, Inc. Announces the Appointment of an Independent Director

Xin Zou Joins Technovative Group, Inc.’s Board of Directors

Hong Kong, December 19, 2018, Technovative Group, Inc. (“Technovative” or the “Company”) (OTCPK: TEHG), a company engaged in delivering Artificial Intelligence (AI), Blockchain and Distributed Ledger Technology (DLT) Solutions, Cloud Computing and Big Data Analytics to enterprises in the Greater China Region (“GCR”), Southeast Asia Region and beyond, announced today, effective December 13, 2018, Mr. Xin Zou has been appointed as an Independent Director to the Company’s Board of Directors.

Mr. Zou has extensive experience in enterprise software technology and marketing. Currently, Mr. Zou serves as the Chairman of Shenzhen Cloud Construction Technology Co., Ltd., which provides advanced analysis services to many state-owned enterprises and publicly listed companies such as China Mobile and Tencent Limited. Mr. Zou was appointed Chairman of Shenzhen Cloud Construction Technology in 2013.

In addition to his responsibilities with Shenzhen Cloud Construction Technology, Mr. Zou is Chairman of a Shenzhen-based, science and technology startup accelerator for innovative companies which, are located in the Greater Bay area of Hong Kong, Macao, and Guandong Province.

During his career, Mr. Zou, became President of Shenzhen Swire Technology Co., Ltd. Joining the company in 2011, Mr. Zou, lead industry wide efforts to completely transform the real estate software industry in Mainland China.

For almost 15 years, Mr. Zou served as Vice-President of Kingdee International Software Group. Kingdee International Software Group, a Hong Kong Stock Exchange main board listed company, is a leading enterprise management software company in the Asia-Pacific region.

Mr. Zou graduated with a degree in Computer Science from the Harbin Institute of Technology (HIT), which is consistently ranked as one of the top universities in China. He received his MBA from the Hong Kong Polytechnic University in 2005.

Nicolas Lin, CEO of Technovative Group, Inc., stated, “The Company is very pleased Xin Zou has agreed to serve as an Independent Director of Technovative Group. His extensive experience in enterprise software and marketing will help shape the future of the Company as we expand globally and increase the Company’s offerings and services.”

About Technovative Group, Inc.

Technovative Group, Inc. is a technology holding company. The Company, through its subsidiaries and consolidated variable interest entity, is engaged in delivering financial technology, blockchain solutions and big data analytics technologies to financial service institutions (“FSI”) in the GSR. We are currently developing a suite of smart tools which includes SmartBot, Smart Contracts, Data Analytics, Blockchain and a trading platform targeting FSI in GSR.

More information about the Company can be found at www.technovative.co

Forward-Looking Statements

This press release may contain information about Technovative's view of its future expectations, plans and prospects that constitute forward-looking statements. Actual results may differ materially from historical results or those indicated by these forward-looking statements as a result of a variety of factors including, but not limited to, risks and uncertainties associated with its ability to raise additional funding, its ability to maintain and grow its business, variability of operating results, its ability to maintain and enhance its brand, its development and introduction of new products and services, the successful integration of acquired companies, technologies and assets into its portfolio of products and services, marketing and other business development initiatives, competition in the industry, general government regulation, economic conditions, dependence on key personnel, the ability to attract, hire and retain personnel who possess the technical skills and experience necessary to meet the requirements of its clients, and its ability to protect its intellectual property. Technovative encourages you to review other factors that may affect its future results in Technovative's registration statement and in its other filings with the Securities and Exchange Commission.

Contacts:

For: Technovative Group, Inc.

Sally Sun

Phone: +852-2162 7529

ir@technovative.co

Investor Relations & Public Relations

Sean Leous

Managing Director, TraDigitalIR

Phone: +1 212 389 9782 x102

sean@tradigitalir.com